Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
410-823-4510

MEDIA CONTACT:
Josie Hankey
Communications Strategist
Fallston Group, LLC
410-420-2001
josie.hankey@fallstongroup.com

Hamilton Bancorp, Inc. Reports Results for the Fourth Quarter and Fiscal Year Ended March 31, 2015

TOWSON, Md. (May 28, 2015)—Hamilton Bancorp, Inc. (the “Company”) (NASDAQ: HBK), the parent company of Hamilton Bank (the “Bank”), today announced a $0.13 improvement in net loss per share for the fourth quarter of 2015. The Company recorded a net loss of $141,000 or $0.04 per share for the quarter ended March 31, 2015, compared to a net loss of $566,000 or $0.17 per share for the same quarter a year ago. The results for 2015 include non-recurring merger related expenses of $74,000.

“There is a lot of excitement in and around the projected growth plan and achievements of the Hamilton Bank team. Between the recently announced merger with Fairmount Bancorp, Inc., improving core earnings, and the decrease in our non-performing assets, our extended team is working together to move our business metrics in the right direction,” said President and CEO Bob DeAlmeida. “This year is particularly exciting as we celebrate our 100-year anniversary. Many stakeholders have participated in helping us mark this terrific milestone.”

Additional company highlights for the three-month period and fiscal year ended March 31, 2015, include:

•
During the fourth quarter of fiscal 2015, the Company was in discussions with, and performed due diligence on, Fairmount Bancorp, Inc. (“Fairmount”) and subsequent to the fiscal year end, in April 2015 announced the signing of a definitive agreement with Fairmount. A large portion of the loss for the quarter was attributable to the costs incurred to perform the due diligence and draft a definitive agreement outlining the merger.

•	Nonperforming assets to total assets decreased more than 50 percent during fiscal 2015 from 1.88 percent at March 31, 2014 to 0.93 percent at March 31, 2015.

•
Net charge-offs declined $1.9 million, or 88 percent, during fiscal 2015 to $266,000, or 0.18 percent of average loans, from $2.2 million, or 1.41 percent, of average loans for fiscal 2014. This decrease resulted in reduced provisions for loan losses of $170,000 for fiscal 2015 compared to $1.9 million for fiscal 2014.

•
Net loss attributable to common shareholders decreased to $314,000 for the fiscal year ended March 31, 2015, compared to a net loss of $1.2 million for fiscal 2014, an improvement of $881,000. Net loss per common share improved to $0.10 for the year compared to $0.35 in the prior fiscal year. This improvement was associated with a $1.7 million decrease in the provision for loan loss; a reflection of the continued decrease in charge-offs and problem loans.

•
Net interest margin for the fourth quarter of fiscal 2015 increased 10 basis points to 2.98 percent compared to 2.88 percent for the same period last year due to an increase in the average balance of higher interest-earning assets, primarily commercial loans.

•
Total gross loans, including loans held for sale, increased $16.2 million, or 11.2 percent, during fiscal 2015, from $144.8 million at March 31, 2014 to $161.0 million at March 31, 2015. Roughly $11.7 million, or 73 percent, of that growth occurred in the second half of fiscal 2015 as the Bank continued to show growing strength in its commercial lending platform.

“Understanding the ‘why’ is an important perspective when evaluating Hamilton’s performance over time,” said Executive Vice President – Chief Lending Officer Ellen Fish. “Our daily, unwavering commitment to secure sound commercial lending, obtain lower cost core deposits, and embrace overall asset quality remains firm. I am very optimistic about our future as our team works tirelessly to deliver for our shareholders.”

During the fiscal year ending March 31, 2015, commercial real estate loans grew $17.9 million, or 43.1 percent, to $59.3 million, while commercial business loans also grew by $2.8 million, or 18.1 percent, to $18.5 million over the same period. Approximately $12.8 million of the growth in commercial real estate occurred in the last two quarters of fiscal 2015.

The Bank’s asset quality measures continue to improve. Nonperforming loans decreased $2.8 million, or 55.3 percent, to $2.3 million at March 31, 2015 from $5.0 million a year ago. Nonperforming loans as a percentage of gross loans decreased from 3.48 percent at March 31, 2014 to 1.40 percent at March 31, 2015.

The Bank continued to allow higher cost certificates of deposit to run-off and to focus on generating lower cost core deposits (which is considered to be all deposits except certificates of deposit), including checking and money market accounts. Total deposits were $222.3 million at March 31, 2015, compared to $238.8 million at March 31, 2014, a decline of $16.5 million, or 6.9 percent. Core deposits increased by $3.9 million, or 5.7 percent, to $72.6 million over the twelve months of fiscal 2015 while certificates of deposit decreased $20.4 million over that same period. Core deposits comprised 32.7 percent of total deposits at March 31, 2015 compared to 28.8 percent at March 31, 2014.

For fiscal 2015, the Company reported net interest income of $7.7 million compared to $8.3 million for fiscal 2014. The decrease in net interest income over that period is due to an $847,000 decrease in interest revenue that is attributable to a $6.3 million decline in average loan balances and a 28 basis point decline in loan yield. However, during the second half of fiscal 2015, the Company saw overall loan balances grow under its restructured commercial lending platform and enhanced interest revenue despite a low interest rate environment. Partially offsetting the decline in interest revenue is a $254,000 decrease in interest expense, resulting from an $18.4 million decrease in the average balance of higher cost certificates of deposit during fiscal 2015. The Company’s net interest margin for fiscal 2015 remained unchanged at 2.85 percent compared to fiscal 2014.

Noninterest revenue for fiscal 2015 increased by $30,000, or 2.9 percent, to $1.1 million compared to the same period last year that included an $82,000 gain on the sale of the Bank’s Belmar branch. A large portion of this increase is due to $272,000 in gains realized from the sale of investment securities compared to $172,000 in realized gains for the same period a year ago. Fee income from service charges also improved by $17,000 from $366,000 in fiscal 2014 to $383,000 in fiscal 2015.

Noninterest expense decreased to $9.3 million for fiscal 2015 compared to $9.7 million for fiscal 2014, a decrease of $395,000. Despite salaries and benefits increasing $424,000 over that period due to new lending personnel and cost associated with equity awards, the Bank was able to offset this increase by reducing other noninterest expenses, particularly legal fees and other professional services. These expenses decreased, as a whole, by $269,000 due to a reduction in problem assets and the cost associated with implementing the Bank’s equity incentive plans. In addition, occupancy and advertising expenses also decreased by $131,000 and $109,000, respectively, over the fiscal year compared to fiscal 2014, as management diligently looked for ways to cut costs and improve efficiency moving forward. Lastly, foreclosed real estate expense and losses decreased significantly due to $493,000 in costs incurred in the prior year associated with the sale of one property and the write-down of another held in foreclosed real estate.

When comparing the third and fourth quarter of fiscal 2015, net income of $78,000 was recorded in the third quarter compared to a net loss of $141,000 in the fourth quarter. The net income per share decreased from a profitable $0.02 per share in the prior quarter to a loss of $0.04 per share in the most recent quarter. The loss for the current quarter is attributable to a $221,000 write-down in the fair value of a property held in foreclosed real estate and $74,000 in costs incurred relating to the due diligence work performed and signing of a definitive agreement to merge with Fairmount. These costs were partially offset by a $175,000 negative provision for loan losses taken in the fourth quarter. The Company has been able to record a negative provision in the last two quarters due to the reduction in its problem assets and improved asset quality. In addition, loan volume continues to show strength from quarter to quarter. The loan portfolio increased from $159.0 million at December 31, 2014 to $160.9 million at March 31, 2015, an increase of $1.9 million following net loan growth of $9.7 million in the prior fiscal quarter.

Average equity to average assets remains strong at 19.8 percent for the fourth quarter ended March 31, 2015, down slightly from 20.6 percent a year ago as a result of stock buybacks, partially offset by a decrease in the average asset base. All of the Bank’s regulatory capital ratios continue to exceed those levels required for the Bank to be categorized as well capitalized. The Company’s shares outstanding decreased from 3,595,100 at March 31, 2014 to 3,417,713 shares at March 31, 2015.  This reduction is due to a 5 percent buyback of common shares in the first quarter of fiscal 2015.

Please direct all media inquiries to Josie Hankey at 410-420-2001 or by email at josie.hankey@fallstongroup.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.

###

About Hamilton Bank

Founded in 1915, Hamilton Bank is a community bank with $285 million in assets and $46.9 million in regulatory capital. The bank employs more than 55 people and operates four branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Towson and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.

Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended March 31,		Fiscal year ended March 31,
Operation Statement Data:	2015	2014	2015	2014
Interest revenue	$2,382	$2,447	$9,389	$10,236
Interest expense	388	432	1,662	1,916
Net interest income	1,994	2,015	7,727	8,320
Provision for loan losses	(175)	375	170	1,874
Net interest income after provision for loan loss	2,169	1,640	7,557	6,446
Noninterest revenue	218	284	1,086	1,055
Noninterest expenses	2,633	2,893	9,294	9,688
Income/(loss) before income taxes	(246)	(969)	(651)	(2,187)
Income tax expense/(benefit)	(105)	(403)	(337)	(992)
Net income/(loss) available to common shareholders	$(141)	$(566)	$(314)	$(1,195)

Per share data and shares outstanding:
Net income/(loss) per common share, basic and diluted	$(0.04)	$(0.17)	$(0.10)	$(0.35)
Book value per common share at period end	$17.79	$17.18	$17.79	$17.18
Tangible book value per common share at period end	$16.97	$16.39	$16.97	$16.39
Average common shares outstanding (1)	3,166,527	3,300,159	3,180,865	3,369,863
Shares outstanding at period end	3,417,713	3,595,100	3,417,713	3,595,100

Selected performance ratios:
Return on average assets	-0.20%	-0.75%	-0.11%	-0.38%
Return on average equity	-0.99%	-3.65%	-0.54%	-1.84%
Net interest margin (2)	2.98%	2.88%	2.85%	2.85%
Efficiency ratio (3)	111.10%	114.99%	106.27%	99.90%

Average assets	$288,969	$302,489	$293,630	$314,788
Average shareholders' equity	$57,044	$61,953	$58,255	$64,779

Financial Condition Data:	March 31, 2015	December 31, 2014	March 31, 2014
Total assets	$291,040	$288,655	$302,769
Investment securities, available for sale	92,940	99,026	103,553
Loans receivable (gross)	160,969	158,757	144,819
Allowance for loan losses	(1,690)	(1,964)	(1,786)
Bank-owned life insurance	12,360	12,273	12,002
Other assets	26,461	20,563	44,181
Total deposits	222,319	223,841	238,820
Borrowings	6,000	3,000	-
Other liabilities	1,921	1,409	2,179
Total shareholders' equity	60,800	60,405	61,770

Asset quality ratios:
Nonperforming loans to gross loans (4)	1.40%	1.71%	3.48%
Allowance for loan losses to gross loans	1.05%	1.24%	1.23%
Allowance for loan losses to nonperforming loans	74.94%	72.47%	35.44%
Nonperforming assets to total assets (5)	0.93%	1.17%	1.88%
Net charge-offs (annualized) to average loans	0.18%	0.15%	1.41%

Capital ratios: (bank only)
Leverage ratio	15.82%	15.27%	15.10%
Tier I risk-based capital ratio	24.37%	24.43%	27.28%
Total risk-based capital ratio	25.32%	25.58%	28.38%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense divided by operating revenue (net interest income plus noninterest income, excluding gain on sale of investments.
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.